Exhibit 99.1

Unigene Announces Positive Top-Line Results of Phase 2 Oral PTH Study for the Treatment of Osteoporosis in Postmenopausal Women

-Company’s industry leading oral peptide drug delivery platform receives further robust validation-
-Phase 2 oral PTH study achieved primary endpoint with statistical significance-
—
November 9, 2011 – Boonton, NJ – Unigene Laboratories, Inc. (OTCBB: UGNE), a leader in the design, delivery, manufacture and development of peptide-based therapeutics, today announced positive top-line results of its Phase 2 clinical study evaluating an experimental oral parathyroid hormone (PTH) analog for the treatment of osteoporosis in 93 postmenopausal women.  The study achieved its primary endpoint with statistical significance. The Phase 2 study was conducted by Unigene as part of an exclusive worldwide option and licensing agreement with GlaxoSmithKline (GSK).

The primary objective of the study was to assess the change in bone mineral density (BMD) at the lumbar spine, a clinically validated predictor of fracture risk.  The study demonstrated once-daily treatment with 5mg of orally delivered PTH resulted in a statistically significant mean increase in BMD at the lumbar spine of 2.2 percent (p<0.001) at week 24 as compared to baseline.

Ashleigh Palmer, President and CEO, stated, “We are delighted to report these positive Phase 2 results from our oral PTH program.  These results further validate Unigene’s proprietary oral peptide drug delivery technology and, importantly, we have demonstrated that the oral delivery of PTH is possible, having successfully achieved proof-of-concept.  We now believe we have the opportunity to address an important unmet medical need.  Unigene’s Peptelligence™ platform continues to lead the industry, and we are committed to ensuring our distinctive core competence dominates the growing peptide sector, establishing Unigene as the peptide partner of choice.”

Secondary endpoints in the Phase 2 study evaluated an open label comparator arm of injectable Forsteo® (teriparatide), an approved treatment for osteoporosis, and placebo to assess the changes in BMD at the lumbar spine at 24 weeks.  The Forsteo® comparator arm showed a statistically significant increase in BMD compared to baseline, consistent with previously reported data.  The placebo arm showed a non-significant decline in BMD.  Safety, tolerability, pharmacokinetics (PK) and biochemical markers of bone formation and resorption were also evaluated in the study.  Positive trends in bone formation at week 24 were seen in both the oral PTH and Forsteo® arms.  Importantly, the 5mg dose of oral PTH demonstrated consistency of exposure at weeks 1 and 24 with the appropriate pulsatile PK profile.  There were no drug-related serious adverse events and no occurrences of hypercalcemia which is a common side effect of PTH therapies.  The most common adverse event in the oral PTH arm was abdominal pain.

Nozer Mehta, Ph.D., Vice President, Research and Development, commented, “Unigene’s oral delivery technology achieved therapeutically effective blood levels of the experimental PTH analog and also showed acceptable  variability to achieve the primary endpoint of the study.  Compared to calcitonin, PTH is a peptide requiring greater consistency and specific drug delivery criteria to accomplish the appropriate pulsatile PK profile in order to be therapeutically effective to increase BMD. This positive Phase 2 clinical study demonstrates that our oral drug delivery platform was able to meet this rigorous pharmacological objective.”

Phase 2 Study Design
The Phase 2 study of oral PTH for the treatment of osteoporosis in postmenopausal women was a multicenter, double blind with respect to placebo, randomized, repeat dose placebo controlled study that included an open label comparator arm of the Forsteo® injectable formulation, and a total of 93 postmenopausal osteoporotic women were enrolled. The primary endpoint was an increase in BMD at the lumbar spine in subjects at 24 weeks following once daily treatment with 5mg orally delivered PTH analog compared to baseline. Secondary endpoints evaluated biochemical markers of bone formation and resorption, as well as the safety, tolerability and pharmacokinetics of the oral formulation.

About Unigene-GSK Exclusive Worldwide Licensing Agreement
On December 10, 2010, Unigene entered into an amended and restated exclusive worldwide license agreement with GSK to develop and commercialize an oral formulation of a recombinantly produced PTH analog for the treatment of osteoporosis in postmenopausal women. Under the terms of the amended and restated agreement, Unigene was responsible for the manufacture of the PTH and the conduct of the Phase 2 study. To date, the Company received a total of $8 million in relation to the Phase 2 study.  Unigene is eligible to receive further payments of up to approximately $140 million based on the achievement of regulatory and commercialization milestones. In addition, Unigene is eligible to receive tiered double-digit royalties in the low-to-mid teens on global sales. Based on a review of the Phase 2 data, GSK may elect to assume responsibility for all future development and commercialization of the product.

Unigene will formally submit the Phase 2 Clinical Study Report to GSK by the end of the year.  GSK has up to 75 days following submission of the report to inform Unigene whether it will proceed with the clinical development of the oral formulation of a recombinantly produced PTH analog for the treatment of osteoporosis in postmenopausal women pursuant to the terms of the exclusive worldwide licensing agreement.

About Osteoporosis
Osteoporosis is a disease in which bones become brittle and so are more likely to break. In osteoporotic women and men, the density and quality of bone are reduced, leading to deterioration of the skeleton and increased risk of fracture. It's often diagnosed only after an osteoporosis-related fracture happens because prior to such an event, the patient has no outward signs or symptoms. The disease has a significant impact on patients' quality of life and it is estimated that one in three women and one in five men over the age of 50 will develop osteoporosis during their lifetimes.

The prevalence of osteoporosis is growing as the number of post-menopausal women rises, along with the general increase in life expectancy. Osteoporosis affects an estimated 75 million people in Europe, the US and Japan. In women over 45, osteoporosis accounts for more days spent in hospital than many other diseases, including diabetes, heart attack and breast cancer. There is currently no cure for osteoporosis, but available treatments can strengthen bones and help reduce the risk of fractures.

Source: International Osteoporosis Foundation

About Unigene Laboratories, Inc.:
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward- looking statements, including with respect to clinical studies of one of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Business Administration
973-265-1107
jthomas@unigene.com

Media Contact:
Tiberend Strategic Advisors, Inc.
Jason Rando / Andrew Mielach
212-827-0020
jrando@tiberend.com / amielach@tiberend.com